Exhibit 99.1

Mack-Cali Appoints MaryAnne Gilmartin Interim Chief Executive Officer

Forms Committee to Lead Search for New CEO

Names Tammy K. Jones Lead Independent Director

JERSEY CITY, N.J., – July 27, 2020 – Mack-Cali Realty Corporation (NYSE: CLI) today announced that its Board of Directors (the “Board”) has appointed Board Chair MaryAnne Gilmartin Interim Chief Executive Officer. Ms. Gilmartin succeeds Michael J. DeMarco, effective immediately. The Board has formed a committee to oversee the search for a permanent CEO.

In addition, the Board has named Tammy K. Jones Lead Independent Director. Ms. Jones joined the Mack-Cali Board following the Company’s 2020 Annual Meeting. She has over 25 years of real estate experience and has dedicated her professional career to the advancement of ethnic and gender diversity in leadership positions in the real estate sector.

Ms. Gilmartin said, “On behalf of the Board, I would like to thank Michael for his service to Mack-Cali. I look forward to working with the talented Mack-Cali team and all of our stakeholders to ensure that the Company operates at the highest level.”

Ms. Gilmartin has served as a director at Mack-Cali since June 2019. She is the Founder and CEO of MAG Partners, which will continue to operate under internal leadership while she serves as Mack-Cali’s Interim CEO.  Ms. Gilmartin has more than 30 years of real estate experience, including as CEO and President of Forest City Ratner Companies, LLC. Ms. Gilmartin is also a director of the Jefferies Group LLC. She also serves on the Executive Committee of The Brooklyn Academy of Music, as Vice Chair of New York Public Radio, on the Executive Committee and Board of Governors of The Real Estate Board of New York, and as a member of the Industry Advisory Board of the MS Real Estate Development Program at Columbia University.

About Mack-Cali Realty Corporation

One of the country's leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout New Jersey. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city's flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully-integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Contacts

Deidre Crockett

Mack-Cali Realty Corporation

Chief Administrative Officer

(732) 590 1025

dcrockett@mack-cali.com

Gasthalter & Co.

Nathaniel Garnick/Amanda Klein

(212) 257 4170

Mack-Cali@gasthalter.com